Exhibit 99.1
MEDICIS ANNOUNCES ORGANIZATIONAL CHANGES
SCOTTSDALE, Arizona—April 1, 2008—Medicis (NYSE:MRX) today announced the promotions of Mark A. Prygocki to Executive Vice President, Chief Operating Officer, Vincent Ippolito to Executive Vice President, Sales and Marketing, and Richard D. Peterson to Executive Vice President, Chief Financial Officer and Treasurer. These promotions follow the departure of Richard Havens who has, until now, served as the Company’s Executive Vice President, Sales and Marketing. Mr. Havens will be leaving Medicis as a first step towards his eventual retirement. Mr. Havens has agreed to act in a consultancy capacity exclusively to Medicis at an agreed upon hourly rate, and will assist primarily with strategic initiatives and business development activities.
“I am pleased that we are able to promote highly talented, well-respected individuals with proven track records from within the organization,” said Jonah Shacknai, Chairman and Chief Executive Officer. “On behalf of my colleagues here at Medicis, I would like to recognize Mr. Havens for his contributions over the past nine years of service. As a result of contributions of Mr. Havens and others, Medicis is well positioned to continue its leadership position within the therapeutic and aesthetic marketplaces.”
Mr. Prygocki joined Medicis in 1991 and was appointed to the position of Chief Financial Officer, Treasurer and Corporate Secretary in May 1995. In January 2001, Mr. Prygocki was also appointed as Executive Vice President. From October 1991 to May 1995, he served as Controller. From July 1990 through October 1991, he was employed by Citigroup, an investment banking firm, in the regulatory reporting division. Prior to that, Mr. Prygocki spent several years in the audit department of Ernst & Young, LLP.
Mr. Ippolito joined Medicis in 2003 and most recently served as Senior Vice President of North American Sales since January 2006. From 2003 to 2006, he served as General Manager of Dermatology products, responsible for the Marketing and Sales functions. During his tenure at Medicis he has helped launch more than ten new products, including LOPROX® Shampoo, VANOS®, RESTYLANE®, PERLANE®, SOLODYN®, and ZIANA®. Prior to joining Medicis, Mr. Ippolito was employed by Novartis Pharmaceuticals from 1986 to 2003, where he served in a variety of sales and marketing roles, including General Manager, Marketing Group Brand Leader for Dermatology and Bone Products, and Vice President of Sales in the Respiratory and Dermatology Division.
Mr. Peterson joined Medicis in 1995 and most recently served as Senior Vice President, Finance, prior to his appointment to Executive Vice President, Chief Financial Officer, and Treasurer. Mr. Peterson also held various accounting and finance related positions since joining Medicis in 1995, including Vice President, Finance, since 2002. Prior to joining Medicis, Mr. Peterson was employed by PricewaterhouseCoopers LLP for several years in the audit department.

Mr. Havens has nearly 35 years of pharmaceutical industry experience. He served Medicis as its Executive Vice President, Sales and Marketing, since 2001 and as Senior Vice President, Sales and Marketing, upon joining Medicis in 1999. From 1982 to 1998, he was a senior marketing executive for Aventis, most recently in its dermatological division, Dermik Laboratories. Mr. Havens also held various sales positions with Warner-Lambert Company from 1974 to 1981.
The Company has filed a Form 8-K regarding the material discussed above.
About Medicis
Medicis is the leading independent specialty pharmaceutical company in the United States focusing primarily on the treatment of dermatological and aesthetic conditions. The Company is dedicated to helping patients attain a healthy and youthful appearance and self-image. Medicis has leading branded prescription products in a number of therapeutic and aesthetic categories. The Company’s products have earned wide acceptance by both physicians and patients due to their clinical effectiveness, high quality and cosmetic elegance.
The Company’s products include the prescription brands RESTYLANE® (hyaluronic acid), PERLANE® (hyaluronic acid), DYNACIN® (minocycline HCl), LOPROX® (ciclopirox), PLEXION® (sodium sulfacetamide/sulfur), SOLODYN® (minocycline HCl, USP) Extended Release Tablets, TRIAZ® (benzoyl peroxide), LIDEX® (fluocinonide) Cream, 0.05%, VANOS® (fluocinonide) Cream, 0.1%, and ZIANA® (clindamycin phosphate 1.2% and tretinoin 0.025%) Gel, BUPHENYL® (sodium phenylbutyrate) and AMMONUL® (sodium phenylacetate/sodium benzoate), prescription products indicated in the treatment of Urea Cycle Disorder, and the over-the-counter brand ESOTERICA®. For more information about Medicis, please visit the Company’s website at www.medicis.com.
Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. All statements included in this press release that address activities, events or developments that Medicis expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by Medicis based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. No assurances can be given, however, that these activities, events or developments will occur or that such results will be achieved. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Medicis. Several of these risks are outlined in the Company’s most recent annual report on Form 10-K for the year ended December 31, 2007, and other documents we file with the Securities and Exchange Commission. Forward-looking statements represent the judgment of Medicis’ management as of the date of this release, and Medicis disclaims any intent or obligation to update any forward-looking statements contained herein, which speak as of the date hereof.
NOTE: Full prescribing information for any Medicis prescription product is available by contacting the Company. RESTYLANE® and PERLANE® are trademarks of HA North American Sales AB, a subsidiary of Medicis Pharmaceutical Corporation. All other trademarks are the property of their respective owners.
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